EXHIBIT 99.1

Contact:	Ronnie Welch or Kelly Cinelli
508-222-4802
Advanced Viral Research Announces Resignation of
Dr. Elma S. Hawkins
Yonkers, NY, — January 18, 2006 — Advanced Viral Research Corp. (OTC Bulletin Board: ADVR) announced today that Dr. Elma S. Hawkins, ADVR’s CEO and President, has informed the ADVR Board of Directors that she will not renew her employment contract beyond February 18, 2006, the end of its current term. The Board has appointed Eli Wilner, as interim CEO effective upon Dr. Hawkins’ resignation.
On February 18, 2006, Dr. Hawkins will also be resigning her position as a member of ADVR’s Board of Directors.
“We thank Dr. Hawkins for her efforts on behalf of ADVR and wish her well with all her future endeavors,” said Eli Wilner, Chairman of the Board of Directors, Advanced Viral Research Corp.
Advanced Viral Research Corp., based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for viral and other diseases. For further information regarding Advanced Viral Research Corp., please visit our website at www.adviral.com.
Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. AVR118 (Product R) is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of AVR118 or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company or that if completed, clinical trials performed outside the United States will assist the Company in obtaining FDA or other regulatory approval. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.